Exhibit 99.1

Voya Financial announces second-quarter 2022 results
NEW YORK, Aug. 2, 2022 — Voya Financial, Inc. (NYSE: VOYA), announced today financial results for the second quarter of 2022:
•Net income available to common shareholders of $0.57 per diluted share, which includes certain investment losses and other non-operating losses.
•After-tax adjusted operating earnings1 of $1.67 per diluted share2.
•Results reflect continued organic growth across all businesses.
•Further excess capital deployed to provide additional shareholder value in the second quarter and first half of 2022:
–Approximately $300 million in excess capital deployed in the second quarter, including $250 million in share repurchases, $22 million in debt redemption and $20 million in common stock dividends.
–Approximately $1 billion in excess capital deployed in the first half of 2022.
–As of June 30, 2022, Voya had approximately $700 million of excess capital, including approximately $100 million generated in the second quarter.

"In the second quarter, we delivered an 18% increase in adjusted operating earnings per share, excluding notable items, as we continued to execute on our long-term strategy and growth plans," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "For the trailing twelve months ended June 30, 2022, Wealth Solutions full service recurring deposits grew 11.2% compared with the prior-year period to $12.8 billion. In Health Solutions, annualized in-force premiums in the second quarter of 2022 increased 9.3% compared with the prior-year period to $2.7 billion. In addition, Investment Management generated $559 million of net inflows in the second quarter of 2022 and achieved 4.6% organic growth for the trailing twelve months ended June 30, 2022. These results reflect our commitment to delivering on the needs of our clients and remaining focused on what we can control, despite the challenges and changes in the macro environment.

"During the second quarter, we deployed approximately $300 million in excess capital through a combination of share repurchases, debt redemption and common stock dividends. This now brings our total excess capital deployed in the first half of 2022 to approximately $1 billion. We also concluded the quarter with approximately $700 million of excess capital.

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.
2 Second-quarter 2022 results include the following notable items: $(0.06) of investment income from alternative investments and prepayments below long-term expectations, net of variable and incentive compensation and $(0.03) of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking. Please see the tables at the end of this press release for more details on notable items.

"As we look forward, we remain confident in our long-term strategy and will continue to execute on a number of organic growth, capital and margin initiatives to achieve our plans. At the same time, we are excited about the additive, inorganic growth that will result from our recently completed transfer of certain assets and teams comprising the substantial majority of Allianz Global Investors’ U.S. business to Voya. This transaction — along with our continued investments in technologies and capabilities that will meet the broad health, wealth and investment needs of our clients — will enable us to continue to drive positive outcomes for our customers, our employees and our shareholders," added Martin.

HIGHLIGHTS
•Wealth Solutions full-service recurring deposits were $12.8 billion for the trailing twelve months (TTM) ended June 30, 2022, up 11.2% compared with the prior-year period and at the high end of the company’s annual target of 10–12%. Second-quarter 2022 full-service recurring deposits were $3.3 billion.
•Health Solutions annualized in-force premiums were $2.7 billion in the second quarter of 2022, up 9.3% compared with the prior-year period and at the high end of the company's 7–10% annual target. The increase in annualized in-force premiums reflects growth across all product lines, including a 24% increase in Voluntary.
•Investment Management net inflows (excluding sub-advisor replacements and divested businesses) were $9.8 billion for the TTM ended June 30, 2022, representing organic growth of 4.6% and above the company's annual target of 2–4%. Second-quarter 2022 net inflows were $559 million.
•Voya deployed approximately $300 million of excess capital during the second quarter and approximately $1 billion in the first half of 2022.
•On July 28, 2022, Voya's board of directors declared a third-quarter 2022 common stock dividend of $0.20 per share, maintaining Voya's dividend yield above 1%.
•On July 25, 2022, Voya announced that it had completed the transfer of income and growth, fundamental equity, and private placement investment teams and the associated approximately $93 billion (as of June 30, 2022) in assets under management (AUM) that comprised the substantial majority of Allianz Global Investors’ (AllianzGI) U.S. business (AGI U.S.) to Voya Investment Management. On a pro forma basis and based on AUM as of June 30, 2022, Voya IM’s AUM has increased to approximately $330 billion, which consists of approximately 44% public fixed income; 24% private fixed income; 25% equity; 6% alternatives; and 1% money market assets. In addition, Voya and AllianzGI have formed a long-term, strategic distribution partnership whereby AllianzGI will distribute Voya Investment Management investment strategies outside the U.S. and Canada.

CONSOLIDATED RESULTS
Second-quarter 2022 net income available to common shareholders was $64 million, or $0.57 per diluted share, compared with $459 million, or $3.53 per diluted share, in the second quarter of 2021. The decline was primarily due to a $220 million after-tax gain in the prior-year period related to Voya's sale of the independent financial planning channel of Voya Financial Advisors (FPC); $102 million of lower after-tax adjusted operating earnings compared with the prior-year period; $41 million of after-tax investment losses in second quarter of 2022, primarily due to negative revaluations due to increasing interest rates; and a $25 million after-tax impairment on owned real estate in second-quarter 2022.

Second-quarter 2022 after-tax adjusted operating earnings were $185 million, or $1.67 per diluted share, compared with $287 million, or $2.20 per diluted share in the second quarter of 2021. The decline was primarily due to lower alternative investment income; lower investment capital revenues in Investment Management; an unfavorable change in DAC/VOBA and other intangibles unlocking and lower fee-based margin in Wealth Solutions, in each case compared with second-quarter 2021. On a per-share basis, second-quarter 2022 results reflect the benefit of share repurchases in 2021 and the first half of 2022.

SEGMENT DISCUSSIONS
The following segment discussions compare the second quarter of 2022 with the second quarter of 2021, unless otherwise noted. All figures are presented before income taxes.

Wealth Solutions
Wealth Solutions adjusted operating earnings were $186 million, compared with $295 million. The change primarily reflects:
•$75 million of lower investment income, primarily due to lower alternative investment income;
•$30 million of lower fee-based margin as business growth was more than offset by lower retail assets due to the second-quarter 2021 sale of the FPC and lower full-service fee revenues;
•a $22 million unfavorable change in DAC/VOBA and other intangibles unlocking, largely due to lower equity market levels; and
•$5 million of lower administrative expenses primarily due to the impact of the sale of the FPC, partially offset by business growth.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	6/30/2022	6/30/2021
Net revenue	$2,225	$2,152
Net revenue, excluding notables	1,951	1,810
Adjusted operating margin	42.7%	38.7%
Adjusted operating margin, excluding notables	36.2%	35.0%
Full Service recurring deposits	$12,783	$11,491
Full Service net flows	$917	$2,308

	Three months ended or as of	Three months ended or as of
($ in millions)	6/30/2022	6/30/2021
Total client assets	$466,139	$527,835

Full Service recurring deposits	$3,303	$2,958
Full Service net flows	$1,000	$238
Full Service client assets	$158,956	$180,515

Total client assets as of June 30, 2022 were $466 billion, down from June 30, 2021 as growth in the business, including positive net flows over the period, was more than offset by lower equity market levels.

Health Solutions
Health Solutions adjusted operating earnings were $47 million, compared with $63 million. The change primarily reflects:
•$11 million of higher underwriting results as growth in the business and lower COVID-related claims were partially offset by higher non-COVID claims in Group Life and slightly higher loss ratios in Stop Loss and Voluntary;
•$5 million of lower investment income; and
•$22 million of higher net expenses, largely due to growth in the business, including the company's acquisition of Benefit Strategies in the third quarter of 2021.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	6/30/2022	6/30/2021
Net revenue	$738	$680
Net revenue, excluding notables	803	712
Adjusted operating margin	23.4%	30.3%
Adjusted operating margin, excluding notables	29.5%	33.4%
Total aggregate loss ratio	73.1%	71.6%

	Three months ended	Three months ended
($ in millions)	3/31/2022	3/31/2021
Group Life, Disability and Other	$811	$749
Stop Loss	1,231	1,191
Voluntary	681	550
Total annualized in-force premiums	$2,722	$2,490

Investment Management
Investment Management adjusted operating earnings were $40 million, compared with $66 million. The change primarily reflects:
•$21 million of lower investment capital revenues, including lower private equity results in the second quarter of 2022;
•relatively unchanged fee-based margin as higher private equity management and other fees were offset by lower fixed income and equity markets; and
•$4 million of higher administrative expenses, primarily due to growth and investments in the business.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	6/30/2022	6/30/2021
Net revenue	$750	$790
Net revenue, excluding notables	732	681
Adjusted operating margin	26.8%	32.3%
Adjusted operating margin, excluding notables	25.0%	25.3%

Institutional net flows	$12,982	$1,765
Retail net flows	(3,193)	(1,486)
Total net flows*	9,789	279

	Three months ended or as of	Three months ended or as of
($ in millions)	6/30/2022	6/30/2021
Institutional net flows	$1,998	$440
Retail net flows	(1,439)	(191)
Total net flows*	559	249

Fixed income - public and other	$107,137	$115,959
Privates and alternatives	80,786	75,361
Equity	48,429	62,118
Total AUM	$236,352	$253,438
* Excludes sub-advisor replacements and divested businesses.

Total AUM was $236 billion as of June 30, 2022, down 7% from June 30, 2021 as lower equity and fixed income markets more than offset positive net flows over the period, including strong Institutional net flows of $2 billion in the second quarter of 2022.

Corporate
Corporate adjusted operating losses were $49 million compared with adjusted operating losses of $71 million. The change was primarily driven by lower incentive compensation, lower interest expense due to debt extinguishments, and lower net stranded costs associated with the Individual Life transaction.

Share Repurchases
During the second quarter, Voya entered into an accelerated share repurchase (ASR) agreement to repurchase $250 million of its common stock — $200 million, or 3,382,950 shares, of which were delivered during the second quarter; the remaining $50 million will be delivered in the third quarter of 2022. Also in the second quarter, Voya received approximately $55 million, or 890,112 shares, related to an ASR agreement that was entered into with a third party in the first quarter of 2022.

Accounting for the previously mentioned $250 million ASR that Voya entered into in the second quarter, the company had approximately $271 million remaining under its share repurchase authorization.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, Aug. 3, 2022, at 10 a.m. ET, to discuss the company’s second-quarter 2022 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Aug. 3, 2022.

Media Contact:                    Investor Contact:
Christopher Breslin                    Hima Inguva
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company that provides products, solutions and technologies that help Americans become well planned, well invested and well protected. Serving the needs of 14.3 million individual, workplace and institutional clients, Voya has approximately 6,000 employees and had $644 billion in total assets under management and administration as of June 30, 2022. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:
•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and (losses) as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and
•Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

The adjusted operating earnings, after tax, is adjusted for tax expense. The adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the Individual Life Transaction, the historical revenues and certain expenses of the divested businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that have been divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and non-Wealth Solutions annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we ceased to incur such expenses upon the close of the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we provide transitional services and for which we are reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of the continuing operations of our business segments. We have implemented a cost reduction strategy to address Stranded Costs.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

Net Revenue and Adjusted Operating Margin
•Adjusted operating margin is defined as adjusted operating earnings before income taxes divided by net revenue.
•    Net revenue is the sum of investment spread and other investment income, fee based margin, and net underwriting gain (loss). Refer to our Quarterly Investor Supplement for a reconciliation of net revenue to adjusted operating revenue for each of our segments.
•    We report net revenue and adjusted operating margin for each of our segments, since they provide a meaningful measure for the two primary drivers for adjusted operating earnings – revenue growth and margin expansion.
•    We also report net revenue and adjusted operating margin excluding notable items, such as alternative investment income above or below our long-term expectations. Refer to our Quarterly Investor Supplement for a reconciliation of net revenue to net revenues excluding notable items and of adjusted operating earnings before income taxes to adjusted operating earnings excluding notable items.
•    We report net revenue and adjusted operating margin excluding notable items since it provides the main drivers for adjusted operating earnings excluding the effects of items that are not expected to recur at the same level.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, (xii) our ability to successfully manage the separation of our individual life business on the expected timeline and economic terms, and (xiii) our ability to realize the expected benefits from the transaction with AllianzGI. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2021, as filed with the Securities and Exchange Commission (“SEC”) on Feb. 22, 2022 and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2022, to be filed with the SEC on or before Aug. 9, 2022.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
($ in millions, except per share)	6/30/2022				6/30/2021
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$64	$0.57			$459	$3.53
Less: Preferred stock dividends			(4)	(0.04)			(4)	(0.03)
Net Income (loss) available to Voya Financial, Inc.			$68	$0.61			$463	$3.56
Plus: Net income (loss) attributable to noncontrolling interest			75	0.68			447	3.43
Net Income (loss)			$143	$1.29			$910	$6.99
Less: Income (loss) from discontinued operations, net of tax			—	—			(6)	(0.04)
Income (loss) from continuing operations	$153	$10	$143	$1.29	$1,028	$112	$916	$7.04
Less:
Net Investment gains (losses) and related charges and adjustments	(52)	(11)	(41)	(0.37)	29	6	23	0.18
Net guaranteed benefit gains (losses) and related charges and adjustments	3	1	2	0.02	(5)	(1)	(4)	(0.03)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(50)	(10)	(39)	(0.35)	247	52	195	1.50
Net income (loss) attributable to noncontrolling interest	75	—	75	0.68	447	—	447	3.43
Income (loss) on early extinguishment of debt	1	—	1	—	—	—	—	—
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	—	—	—	—	—	—	—	—
Dividend payments made to preferred shareholders	4	—	4	0.04	4	—	4	0.03
Other adjustments (2)	(51)	(8)	(44)	(0.40)	(46)	(11)	(35)	(0.27)
Adjusted operating earnings	$223	$38	$185	$1.67	$353	$66	$287	$2.20
(1) The adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.
(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Basic Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions)	6/30/2022	6/30/2021

Weighted-average common shares outstanding - Basic	102	121
Dilutive effect of warrants	7	7
Other dilutive effects (1)	2	2
Weighted-average common shares outstanding - Diluted	111	130
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - Adjusted Diluted (2)	111	130
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.
(2) For periods in which there is Net loss from continuing operations available to common shareholders, adjusted operating earnings per common share (EPS) calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the adjusted operating EPS calculation.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Three Months Ended June 30, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$186	$(7)	$—	$(4)	$197
Health Solutions	47	—	—	—	47
Investment Management	40	(2)	—	—	42
Adjusted operating earnings, excluding Corporate	$273	$(9)	$—	$(4)	$286
Corporate	(49)	—	—	—	(49)
Adjusted operating earnings, pre-tax	$223	$(9)	$—	$(4)	$237

Net revenue
Wealth Solutions	$486	$(7)	$—	$—	$494
Health Solutions	195	—	—	—	195
Investment Management	171	(3)	—	—	173
Total Net revenue	$852	$(10)	$—	$—	$862

Adjusted operating margin
Wealth Solutions	38.3%				39.9%
Health Solutions	24.1%				24.1%
Investment Management	23.4%				24.3%
Adjusted operating margin, excluding Corporate & Notable items	32.0%				33.2%
Adjusted operating margin, including Corporate	26.2%				27.5%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Three Months Ended June 30, 2021
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$295	$96	$—	$23	$176
Health Solutions	63	11	(15)	3	62
Investment Management	66	18	—	—	48
Adjusted operating earnings, excluding Corporate	$424	$125	$(15)	$26	$286
Corporate	(71)	(19)	—	—	(52)
Adjusted operating earnings, pre-tax	$353	$106	$(15)	$26	$234

Net revenue
Wealth Solutions	$583	$96	$—	$10	$477
Health Solutions	189	11	(15)	3	188
Investment Management	192	20	—	—	172
Total Net revenue	$964	$127	$(15)	$13	$837

Adjusted operating margin
Wealth Solutions	50.6%				36.9%
Health Solutions	33.3%				33.0%
Investment Management	34.4%				27.9%
Adjusted operating margin, excluding Corporate & Notable items	44.0%				34.2%
Adjusted operating margin, including Corporate	36.6%				28.0%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, revenue and expenses in Wealth Solutions related to the FPC prior to its divestment in June 2021, and changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended June 30, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$951	$274	$—	$(30)	$707
Health Solutions	173	28	(102)	10	237
Investment Management	201	32	—	(14)	183
Adjusted operating earnings, excluding Corporate	$1,325	$334	$(102)	$(34)	$1,127
Corporate	(226)	(31)	—	—	(195)
Adjusted operating earnings, pre-tax	$1,099	$303	$(102)	$(34)	$932

Net revenue
Wealth Solutions	$2,225	$274	$—	$—	$1,951
Health Solutions	738	28	(102)	10	803
Investment Management	750	33	—	(15)	732
Total Net revenue	$3,713	$335	$(102)	$(5)	$3,486

Adjusted operating margin
Wealth Solutions	42.7%				36.2%
Health Solutions	23.4%				29.5%
Investment Management	26.8%				25.0%
Adjusted operating margin, excluding Corporate	35.7%				32.3%
Adjusted operating margin, including Corporate	29.6%				26.7%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, performance fees above (below) expectations net of related variable compensation, and changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended June 30, 2021
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	COVID-19 Impacts	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$833	$286	$—	$(86)	$633
Health Solutions	206	30	(76)	14	238
Investment Management	255	55	—	28	172
Adjusted operating earnings, excluding Corporate	$1,294	$371	$(76)	$(44)	$1,043
Corporate	(324)	(29)	—	(69)	(226)
Adjusted operating earnings, pre-tax	$970	$342	$(76)	$(113)	$817

Net revenue
Wealth Solutions	$2,152	$286	$—	$56	$1,810
Health Solutions	680	30	(76)	14	712
Investment Management	790	65	—	44	681
Total Net revenue	$3,623	$381	$(76)	$114	$3,203

Adjusted operating margin
Wealth Solutions	38.7%				35.0%
Health Solutions	30.3%				33.4%
Investment Management	32.3%				25.3%
Adjusted operating margin, excluding Corporate	35.7%				32.6%
Adjusted operating margin, including Corporate	26.8%				25.5%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, revenue and expenses in Wealth Solutions related to the FPC prior to its divestment in June 2021 and in Investment Management related to the divestment of Individual Life, stranded costs in Corporate prior to the closing of the Individual Life Transaction, performance fees above (below) expectations net of related variable compensation, and changes in certain legal and other reserves not expected to recur at the same level.